Exhibit 4.8

DESCRIPTION OF REGISTRANT’S SECURITIES

The following is a description of the securities of ZyVersa Therapeutics, Inc. (“us,” “our,” “we” or the “Company”) as set forth in certain provisions of our Second Amended and Restated Certificate of Incorporation (the “Charter”) and our Second Amended and Restated Bylaws (the “Bylaws”), Series A Certificate of Designation, Series B Certificate of Designation, and applicable forms of warrant, each previously filed with the Securities and Exchange Commission (“SEC”) and incorporated by reference as an exhibit to the Annual Report on Form 10-K to which this Description of Securities forms a part. This summary does not purport to be complete and is qualified in its entirety by the full text of the Charter, Bylaws, Series A Certificate of Designation, Series B Certificate of Designation, applicable forms of warrant, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). We encourage you to read our Charter, Bylaws, Series A Certificate of Designation, Series B Certificate of Designation, applicable forms of warrant, and the applicable portions of the DGCL carefully.

Authorized Capitalization

The total amount of authorized capital stock of the Company consists of:

●	250,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), and
●	1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “ZVSA”.

Certificate of Amendment to effect November 2023 Reverse Stock Split

On November 30, 2023, the Company filed a certificate of amendment to the Company’s Second Amended and Restated Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware relating to a 1-for-35 reverse stock split of the outstanding shares of the Company’s Common Stock. The reverse stock split became effective on December 4, 2023 at 4:01 p.m., and the Common Stock began trading on The Nasdaq Global Market on a Reverse Stock Split-adjusted basis on December 5, 2023 at market open. The Company’s Common Stock has since started trading on the Nasdaq Capital Market.

The Amendment also increased, effective as of the filing of the Amendment with the Secretary of State of the State of Delaware, the authorized number of shares of the Company’s capital stock from 111,000,000 to 251,000,000 and the number of authorized shares of Common Stock from 110,000,000 to 250,000,000.

Common Stock

Voting Rights

Each holder of Common Stock is entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

Dividend Rights

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Common Stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time on Common Stock having dividend rights by our board of directors out of funds legally available therefor.

Rights upon Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Common Stock will be entitled to share ratably in all assets remaining after payment of the Company’s debts and other liabilities, subject to pari passu and prior distribution rights of preferred stock or any class or series of stock having a preference over the Common Stock, then outstanding, if any.

Other Rights

The holders of Common Stock will have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of holders of the Common Stock will be subject to those of the holders of any shares of the preferred stock the Company may issue in the future.

Preferred Stock

Our charter provides that shares of preferred stock may be issued from time to time in one or more series. The board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of Preferred Stock. The board of directors is able to, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of the board of directors to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

Series A Convertible Preferred Stock

In connection with the Business Combination, we issued 8,636 shares of Series A Convertible Preferred Stock (the “PIPE Shares”), and the PIPE Warrants (as defined below) to purchase 863,500 shares of Common Stock, at a purchase price of $1,000 per share and warrant, for an aggregate purchase price of $8,635,000 (the “PIPE Investment”) pursuant to subscription agreements dated July 20, 2022 (collectively, the “PIPE Subscription Agreements”). Each PIPE Share is convertible into a number of shares of Common Stock equal to the purchase price divided by the conversion price. The initial conversion price is equal to $10.00 per share (subject to a downward adjustment to no lower than the floor price of $2.00 per share based on the public trading price of the shares of our Common Stock, calculated at 90 days and 150 days following the effective date of the registration statement with respect to registration of such securities) in accordance with the terms of the Series A Certificate of Designation, subject to certain adjustments. The Series A Certificate of Designation includes the right for the issuer to redeem such shares at 120% of the issue price of PIPE Shares then outstanding. Additionally, the PIPE Subscription Agreement contains customary representations and warranties, and certain transfer restrictions. The closing of the sale of the PIPE Shares and the PIPE Warrants was conditioned upon, among other things, customary Closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement. The issuance of the securities pursuant to the PIPE Subscription Agreement was consummated substantially concurrently with the Closing of the Business Combination.

Series B Convertible Preferred Stock

Immediately prior to the consummation of the Business Combination, we issued to certain service providers of the Company an aggregate of 5,062 shares of the Company’s Series B Convertible Preferred Stock (the “Series B Shares”) at a purchase price of $1,000 per share in lieu of cash payments of certain fees payable to such service providers, for an aggregate amount of $5,062,000, pursuant to subscription agreements (collectively, the “Series B Subscription Agreements”). Each Series B Share is convertible into a number of shares of Common Stock equal to the purchase price divided by the conversion price. The initial conversion price is equal to $10.00 per share (subject to a downward adjustment to no lower than the floor price of $7.00 per share based on the public trading price of the shares of our Common Stock, calculated at 150 days following the effective date of the registration statement with respect to registration of such securities) in accordance with the terms of the Series B Certificate of Designation, subject to certain adjustments. The Series B Certificate of Designation includes the right for the issuer to redeem such shares at 120% of the issue price of the Series B Shares then outstanding. Additionally, the Series B Purchase Agreement contains customary representations and warranties, and certain transfer restrictions. The closing of the sale of the Series B Shares was conditioned upon, among other things, customary Closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement. The issuance of the securities was consummated substantially concurrently with the Closing of the Business Combination.

Outstanding Redeemable Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of Common Stock at a price of $402.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of Larkspur Health Acquisition Corp.’s initial public offering on December 23, 2021 (“IPO”) and 30 days after the completion of the Business Combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Common Stock.

This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., Eastern time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable, and we will not be obligated to issue a share of common stock upon exercise of a warrant unless the share of common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

We have agreed that as promptly as practicable, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days following the closing of our initial business combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of common stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our shares of common stock are at the time of any exercise of a public warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants, but we will use our commercially reasonable efforts to register or qualify for sale the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a) (9) of the Securities Act or another exemption, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) 0.361 per warrant. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the shares of common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the Warrant Agent.

Redemption of Warrants

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

● in whole and not in part;

● at a price of $0.01 per warrant;

● upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

● if, and only if, the closing price of the shares of common stock equals or exceeds $630.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “- Outstanding Redeemable Warrants - Public Warrants - Anti-Dilution Adjustments”) for any twenty (20) trading days within a thirty (30)-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” of our shares of common stock over the exercise price of the warrants by (y) the fair market value.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the shares of common stock may fall below the $630.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “- Outstanding Redeemable Warrants - Public Warrants - Anti-Dilution Adjustments”) as well as the $402.50 (for whole shares) warrant exercise price after the redemption notice is issued.

No fractional shares of common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of common stock pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of common stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption procedures

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of common stock issued and outstanding immediately after giving effect to such exercise.

Warrant Proceeds

In the event that the Company conducts a tender offer or other redemption, termination or cancellation of the assumed Larkspur warrants, each of (x) the Larkspur founder stockholders, collectively, and (y) certain members of the Company’s management, collectively, shall be entitled to receive five percent (5%) of any cash proceeds actually received by the Company as a result of the exercise of any such assumed Larkspur warrants in connection with such redemption.

Anti-dilution Adjustments

If the number of outstanding shares of common stock is increased by a capitalization or share dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering made to all or substantially all holders of shares of common stock entitling holders to purchase shares of common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of common stock) and (ii) one minus the quotient of (x) the price per share of common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of common stock, in determining the price payable for shares of common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the shares of common stock on account of such shares of common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of common stock during the 365- day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of shares of common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of shares of common stock in connection with a stockholder vote to amend our Charter (A) to modify the substance or timing of our obligation to provide holders of our shares of common stock the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 12 months from the closing of the initial public offering (unless such date is extended in accordance with the existing organizational Documents) or (B) with respect to any other provision relating to the rights of holders of our shares of common stock, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share subdivision, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with Redemption Rights held by stockholders of the company as provided for in our Charter or as a result of the redemption of shares of common stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of shares of common stock in such a transaction is payable in the form of shares of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as Warrant Agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision (ii) amending the provisions relating to cash dividends on shares of common stock as contemplated by and in accordance with the warrant agreement or adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders. A copy of the warrant agreement, which was filed as an exhibit to the registration statement for the IPO, contains a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in Larkspur’s IPO. The private placement warrants (including the common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us so long as they are held by Larkspur Health LLC (the “Sponsor”) or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in Larkspur’s IPO. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then outstanding private placement warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of common stock equal to the quotient obtained by dividing (x) the product of the number of common stock underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” means the average reported closing price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the Warrant Agent. The reason that Larkspur agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor and its permitted transferees is because it was not known at the time of Larkspur’s IPO whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders are permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination by Larkspur, the Sponsor or an affiliate of the Sponsor or certain of Larkspur’s officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the Company at a price of $402.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.

PIPE Warrants

We issued common stock purchase warrants (each, a “PIPE Warrant”) to purchase up to a number of shares of Common Stock equal to 100% of the shares of Common Stock issued and issuable upon conversion of the PIPE Shares in accordance with the terms of the Series A Certificate of Designation and the Warrant, with an exercise price equal to $70.00 per share, subject to certain adjustments. The PIPE Warrants have an exercise period of five years. The exercise price of the PIPE Warrants will be subject to certain adjustments including those resulting from (i) stock dividends and splits, (ii) subsequent rights offerings, (iii) pro-rata distributions, (iv) fundamental transactions, (v) certain voluntary adjustments and (vi) issuances of other securities at a price at or below the exercise price then in effect, in each case, in accordance with the terms of the PIPE Warrant.

The PIPE Warrants do not include any redemption features. The PIPE Warrants may be exercised on a cashless basis (i) in the event there is not an effective registration statement with respect to the common stock underlying the PIPE Warrants and (ii) at the expiration of the PIPE Warrants’ exercise period. The PIPE Warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the PIPE Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

April 2023 Common Warrants

In April 2023, we issued 314,729 common warrants with an exercise price of $35.00 (certain of the April 2023 warrants were amended in the July 2023 offering described below to reduce the exercise price of the warrants from $35.00 to $5.775, in which the common warrants were exercisable immediately and may be exercised until five years from the date of issuance. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price.

A holder (together with its affiliates) may not exercise any portion of such holder’s warrants to the extent that the holder would own more than 4.99% of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. On the termination date, the warrant shall be automatically exercised via cashless exercise. If, at the time a holder exercises its warrants, a registration statement registering the issuance or resale of the shares of Common Stock underlying the warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the warrant.

In the event of any fundamental transaction, as described in the warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our Common Stock, then upon any subsequent exercise of a warrant, the holder will have the right to receive as alternative consideration, for each share of our Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our Common Stock for which the warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the warrants have the right to require us or a successor entity to redeem the warrants for cash in the amount of the Black-Scholes Value (as defined in each warrant) of the unexercised portion of the warrants concurrently with or within 30 days following the consummation of a fundamental transaction.

However, in the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our board of directors, the holders of the warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the warrant that is being offered and paid to the holders of our Common Stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of our Common Stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

July 2023 Common Warrants

In July 2023, we issued 363,636 common warrants with an exercise price of $5.775, in which the common warrants were exercisable immediately and may be exercised until five years from the date of issuance. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price.

A holder (together with its affiliates) may not exercise any portion of such holder’s warrants to the extent that the holder would own more than 4.99% of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. On the termination date, the warrant shall be automatically exercised via cashless exercise. If, at the time a holder exercises its warrants, a registration statement registering the issuance or resale of the shares of Common Stock underlying the warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the warrant.

In the event of any fundamental transaction, as described in the warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our Common Stock, then upon any subsequent exercise of a warrant, the holder will have the right to receive as alternative consideration, for each share of our Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our Common Stock for which the warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the warrants have the right to require us or a successor entity to redeem the warrants for cash in the amount of the Black-Scholes Value (as defined in each warrant) of the unexercised portion of the warrants concurrently with or within 30 days following the consummation of a fundamental transaction.

However, in the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our board of directors, the holders of the warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the warrant that is being offered and paid to the holders of our Common Stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of our Common Stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

September 2023 Inducement Warrants

In September 2023, we entered into a warrant exercise inducement offer letter with a holder of warrants to purchase shares of the Company’s common stock (the “Existing Warrants”) pursuant to which the Holder agreed to exercise for cash their Existing Warrants to purchase up to 203,463 shares at an exercise price of $4.75, in the form of inducement warrants. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price.

A holder (together with its affiliates) may not exercise any portion of such holder’s warrants to the extent that the holder would own more than 4.99% of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. On the termination date, the warrant shall be automatically exercised via cashless exercise. If, at the time a holder exercises its warrants, a registration statement registering the issuance or resale of the shares of Common Stock underlying the warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the warrant.

In the event of any fundamental transaction, as described in the warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our Common Stock, then upon any subsequent exercise of a warrant, the holder will have the right to receive as alternative consideration, for each share of our Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our Common Stock for which the warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the warrants have the right to require us or a successor entity to redeem the warrants for cash in the amount of the Black-Scholes Value (as defined in each warrant) of the unexercised portion of the warrants concurrently with or within 30 days following the consummation of a fundamental transaction.

However, in the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our board of directors, the holders of the warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the warrant that is being offered and paid to the holders of our Common Stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of our Common Stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

December 2023 Common Warrants

In December 2023, we issued 8,000,000 common warrants with an exercise price of $1.25, in which the common warrants were exercisable immediately. 4,000,000 Series A common warrants exercisable for an aggregate of 4,000,000 shares of Common Stock, and 4,000,000 Series B common warrants exercisable for an aggregate of 4,000,000 shares of Common Stock were issued in the offering, for a five year and 18 month period, respectively. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price.

A holder (together with its affiliates) may not exercise any portion of such holder’s warrants to the extent that the holder would own more than 4.99% of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. On the termination date, the warrant shall be automatically exercised via cashless exercise. If, at the time a holder exercises its warrants, a registration statement registering the issuance or resale of the shares of Common Stock underlying the warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the warrant.

If, at the time a holder exercises its common warrants, a registration statement registering the issuance of the shares of Common Stock underlying the common warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may only exercise its common warrants (either in whole or in part), at such time by means of a cashless exercise in which the holder shall be entitled to receive upon such exercise the net number of shares of Common Stock determined according to a formula set forth in the common warrants, which generally provides for a number of shares of Common Stock equal to (A) (1) the volume weighted average price on (x) the trading day preceding the notice of exercise, if the notice of exercise is executed and delivered on a day that is not a trading day or prior to the opening of “regular trading hours” on a trading day or (y) the trading day of the notice of exercise, if the notice of exercise is executed and delivered after the close of “regular trading hours” on such trading day, or (2) the bid price on the day of the notice of exercise, if the notice of exercise is executed during “regular trading hours” on a trading day and is delivered within two hours thereafter, less (B) the exercise price, multiplied by (C) the number of shares of Common Stock the common warrant was exercisable into, with such product then divided by the number determined under clause (A) in this sentence.

In the event of a fundamental transaction, as described in the common warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of the voting power of the common equity of the Company , the holders of the common warrants will be entitled to receive upon exercise of the common warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the common warrants immediately prior to such fundamental transaction. Additionally, in the event of a fundamental transaction, we or any successor entity will, at the option of the holder of a common warrant exercisable at any time concurrently with or within days after the consummation of the fundamental transaction (or, if later, the date of the public announcement thereof), purchase the common warrant from the holder by paying to the holder an amount of consideration equal to the value of the remaining unexercised portion of such common warrant on the date of consummation of the fundamental transaction based on the Black-Scholes option pricing model, determined pursuant to a formula set forth in the common warrants. The consideration paid to the holder will be the same type or form of consideration that was offered and paid to the holders of shares of Common Stock in connection with the fundamental transaction; provided that if no such consideration was offered or paid, the holders of Common Stock will be deemed to have received Common Stock of the successor entity in such fundamental transaction for purposes of this provision of the common warrants.

Replacement Warrants

From March 2022 to December 2022, ZyVersa Therapeutics, Inc., a Florida corporation (“Old ZyVersa”) conducted a private placement offering of shares of its Series A Convertible Preferred Stock and warrants (the “Bridge Warrants”) to purchase shares of Old ZyVersa’s common stock (the “Bridge Financing”). Certain affiliates of the Company participated as investors in the Bridge Financing. The shares of Series A Convertible Preferred Stock converted automatically immediately prior to the consummation of the Business Combination into shares of Old ZyVersa common stock. Such shares of Old ZyVersa common stock were exchanged (at the exchange ratio) for 36,363 shares of our Common Stock (of which 9,365 shares were related to the Bridge Financing and the remainder were from the conversion of the 2021 Promissory Note Financing conversion into the Bridge Financing) upon consummation of the Business Combination. Also upon consummation of the Business Combination, the outstanding Bridge Warrants were assumed and converted (based on the merger exchange ratio) into a warrant to purchase shares of our Common Stock. On December 12, 2022, substantially concurrently with the consummation of the Business Combination, the Company issued replacement warrants (the “Replacement Warrants”) in exchange for the Bridge Warrants, as described below.

The Replacement Warrants are exercisable for 36,363 shares of Common Stock (of which 3,365 of the warrants were from the Bridge Financing and the remainder were from the conversion of the 2021 Promissory Note Financing conversion into the Bridge Financing) with an initial exercise price equal to $241.50 per share (as adjusted to give effect to the Business Combination), subject to certain adjustments. The Replacement Warrants have an exercise period of five years. The exercise price of the Replacement Warrants will be subject to certain adjustments including those resulting from stock dividends, reclassification and splits. The Replacement Warrants do not include any redemption features. The Replacement Warrants may be exercised on a cashless basis. The Replacement Warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Replacement Warrants, each holder will be entitled to one vote for each share of Common Stock held of record on all matters to be voted on by the stockholders thereof.

Convertible Debenture Round Warrants

On November 30, 2018, Old ZyVersa issued convertible debenture round warrants (the “Convertible Debenture Round Warrants”), as described below. The outstanding Convertible Debenture Round Warrants were assumed by the Company upon consummation of the Business Combination.

The Convertible Debenture Round Warrants are exercisable for 3,771 shares of Common Stock with an initial exercise price equal to $405.30 per share, subject to certain adjustments. The Convertible Debenture Round Warrants have an exercise period of five years. The exercise price of the Convertible Debenture Round will be subject to certain adjustments including those resulting from stock dividends, reclassification and splits. The Convertible Debenture Round Warrants do not include any redemption features. The Convertible Debenture Round Warrants may be exercised on a cashless basis. The Convertible Debenture Round Warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Convertible Debenture Round Warrants, each holder will be entitled to one vote for each share of Common Stock held of record on all matters to be voted on by the stockholders thereof.

Broker Warrants

On November 30, 2018, Old ZyVersa issued broker warrants (the “Broker Warrants”), as described below. The outstanding Broker Warrants were assumed by the Company upon consummation of the Business Combination.

The Broker Warrants are exercisable for 3,205 shares of Common Stock with an initial exercise price equal to $405.30 per share, subject to certain adjustments. The Broker Warrants have an exercise period of five years. The exercise price of the Broker Warrants will be subject to certain adjustments including those resulting from stock dividends, reclassification and splits. The Broker Warrants do not include any redemption features. The Broker Warrants may be exercised on a cashless basis. The Broker Warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Broker Warrants, each holder will be entitled to one vote for each share of Common Stock held of record on all matters to be voted on by the stockholders thereof.

Strategic Warrants

On April 16, 2019, Old ZyVersa issued strategic warrants (the “Strategic Warrants”), as described below. The outstanding Strategic Warrants were assumed by the Company upon consummation of the Business Combination.

The Strategic Warrants are exercisable for 8,669 shares of Common Stock with an initial exercise price equal to $ per share, subject to certain adjustments. The Strategic Warrants have an exercise period of five years. The exercise price of the Strategic Warrants will be subject to certain adjustments including those resulting from stock dividends, reclassification and splits. The Strategic Warrants do not include any redemption features. The Strategic Warrants may be exercised on a cashless basis. The Strategic Warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Strategic Warrants, each holder will be entitled to one vote for each share of Common Stock held of record on all matters to be voted on by the stockholders thereof.

Anti-Takeover Effects of the Charter and the Bylaws

The Charter and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of the Company. The Company expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the board of directors, which the Company believes may result in an improvement of the terms of any such acquisition in favor of the Company’s stockholders. However, they also give the board of directors the power to discourage mergers that some stockholders may favor.

Board Composition and Filling Vacancies

The Charter provides that directors may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Company entitled to vote at an election of directors. Any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

Special Meetings of Stockholders

The Charter provides that a special meeting of stockholders may be called by the (a) the Chairperson of the board of directors, (b) the board of directors or (c) the Chief Executive Officer or President of the Company, provided that such special meeting may be postponed, rescheduled or canceled by the board of directors or other person calling the meeting. The Bylaws limit the business that may be conducted at an annual or special meeting of stockholders to those matters properly brought before the meeting.

Action by Written Consent

The Charter provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.

Advance Notice Requirements

The Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing and in proper form to the corporate secretary of the Company prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made. The Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to Charter and Bylaws

The Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Company required by applicable law or by this Charter (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Company, the adoption, amendment or repeal of the Bylaws by the stockholders of the Company shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) of the voting power of all of the then outstanding shares of voting stock of the Company entitled to vote generally in an election of directors, voting together as a single class.

Delaware Anti-Takeover Statute

Provisions of the DGCL and our Charter could make it more difficult to acquire the Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with the board of directors. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of our Board to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of the common stock.

In addition, our Charter provides for certain other provisions that may have an anti-takeover effect:

●	no cumulative voting with respect to the election of directors;

●	the Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances;

●	directors may only be removed from the Board for cause;

●	the Board will be classified into three classes of directors and, as a result, a person could gain control of our Board by successfully engaging in a proxy contest at two or more annual meetings;

●	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

●	a prohibition on stockholders calling a special meeting and the requirement that a meeting of stockholders may only be called by members of our Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

●	our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. Our Board is entitled, without further stockholder approval, to designate one or more series of preferred stock and the associated voting rights, preferences and privileges of such series of preferred stock. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Forum Selection Clause

Our Charter includes a forum selection clause. Our Charter provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware and federal court within the State of Delaware will be exclusive forums for any:

●	derivative action or proceeding brought on the Company’s behalf;

●	action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, or stockholder of the Company to the Company or the Company’s stockholders;

●	action asserting a claim against the Company or any director, officer, stockholder, employee or agent of the Company arising pursuant to any provision of the DGCL, our charter or bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware;

●	action to interpret, apply, enforce or determine the validity of our charter or bylaws; or

●	other action asserting a claim against the Company or any current or former director, officer, or stockholder of the Company that is governed by the internal affairs doctrine.

This choice of forum provision does not apply to actions brought to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction. Furthermore, in accordance with our Bylaws, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States will be, to the fullest extent permitted by law, the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The Company intends for this provision to apply to any complaints asserting a cause of action under the Securities Act despite the fact that Section 22 of the Securities Act creates concurrent jurisdiction for the federal and state courts over all actions brought to enforce any duty or liability created by the Securities Act or the rules and regulations promulgated thereunder.

Limitations on Liability and Indemnification of Officers and Directors

The Charter contains provisions that limit the liability of the Company’s current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of his duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions; and

●	any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Transfer Agent

The Transfer Agent and registrar for the Common Stock and the Warrant Agent for the Public Warrants and Private Placement Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as Transfer Agent and Warrant Agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.